NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT. INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA.

NUMBER

KREIDO BIOFUELS, INC.

AUTHORIZED COMMON SHARES: 300,000,000
PAR VALUE: $0.001

SHARES

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

Shares of Kreido Biofuels, Inc. Common Stock
transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Date: ____________________

HSU CHENG-HSING, CFO

Kreido Biofuels, Inc.
CORPORATE
Seal
Nevada

COUNTERSIGNED & REGISTERED
TRANSFER ONLINE, INC.
512 SE SALMON ST.
PORTLAND, OR 97214
BY: ____________ AUTHORIZED SIGNATURE